Exhibit 99.1

Valley Financial Corporation▲
_____________________________________________________________

FOR RELEASE 4:00 p.m. October 25, 2012

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS EARNINGS FOR THE QUARTER
ENDED SEPTEMBER 30, 2012 AND A 10% TARP REDEMPTION

ROANOKE, VIRGINIA (October 25, 2012) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the third quarter of 2012 and reported net income of $1,697,000 and diluted earnings per share of $0.30 for the quarter ended September 30, 2012.  The quarterly results represent an increase of $127,000 and $0.02 per share from the quarter ended September 30, 2011.  After deducting dividends and discount accretion on preferred stock from net income, net income available to common shareholders increased 9% to $1,452,000 as compared to $1,328,000 for the prior year’s third quarter. The Company’s earnings for the three-month period produced an annualized return on average total assets of 0.86% and an annualized return on average shareholder’s equity of 10.54% as compared to 0.80% and 10.77% for the same period last year.

The Company’s regulators have permitted and the Board of Directors has authorized the Company’s redemption of the first 10%, or $1,601,900, of its TARP preferred stock currently held by the U. S. Treasury (“UST”).  The payment will be made on November 15, 2012.  The Company currently expects to make quarterly redemptions during 2013 of similar amounts, based on its earnings, financial condition and obtaining continued regulatory permission.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial Corporation stated, “Valley Financial Corporation’s momentum continues.  We are on track to produce a third record year of earnings for our shareholders, we have reinstated our quarterly common stock dividend to our shareholders and we are pleased to announce that we have received permission from our regulators to make our first TARP redemption payment. We are obviously quite pleased with our strong performance year to date, but do remain concerned about the stagnant economy and the pressure on our net interest margin due to the low rate environment.”

Select highlights:
•	Quarterly earnings of $1,697,000 and $0.30 per diluted share, producing annualized return on average total assets of 0.86% and annualized return on average shareholder’s equity of 10.54%.
•	Reinstatement of quarterly common stock dividend of $0.035 per share, payable on November 1, 2012 to shareholders of record on October 15, 2012.
•	Increase in loans outstanding of $33.4 million or nearly 7% over year-end balances and $10.6 million during the third quarter alone.
•	17 basis point increase in net interest margin to 3.58% as compared to the 3.41% reported for the third quarter of 2011.
•	Noninterest income growth of $239,000 or 29% as compared to the prior year’s third quarter, absent the gains realized on the sale of securities during each respective period.
•	Noninterest expense decrease of $128,000 or 2% when compared to the prior year’s third quarter.

Net income for the nine-month period ended September 30, 2012 was $5,225,000 compared to net income of $3,887,000 for the same period last year, an increase of $1,338,000, or 34%.  After the dividend on preferred stock and accretion on discounts on warrants, net income available to common shareholders year-to-date was $4,491,000 as compared to net income to common shareholders of $3,161,000 for the same period last year, an increase of 42%. Fully diluted earnings per common share were $0.93 for the nine-month period ended September 30, 2012, a 39% increase over the $0.67 per common share for the same period last year.  The Company’s earnings for the nine-month period produced an annualized return on average total assets of 0.89% and an annualized return on average shareholder’s equity of 11.21% as compared to 0.66% and 9.10% for the same period last year.

CAPITAL LEVELS STRONG
Valley Financial Corporation’s capital levels remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 13.48% and 14.74%, respectively, at September 30, 2012, improved from the 13.12% and 14.38% reported at September 30, 2011.  Due to strong asset growth and the declaration of the common stock dividend, the Company’s Tier 1 risk-based and total risk-based capital ratios declined slightly from 13.51% and 14.77%, respectively, at June 30, 2012.

Gutshall stated, “We have built our capital position during the past two years through record earnings to put the Company in a position to reinstate the quarterly common stock dividend and to begin TARP redemption payments.  As a result, we may start to see our capital ratios decline slightly as we make these payments and as we continue to grow loans.  We remain committed to maintaining a strong capital position and decisions by our Board to make future dividend and redemption payments will be made based upon continued earnings performance.”

ASSET QUALITY REMAINS STABLE, SLIGHT UPTICK IN NPAS
The Company’s ratio of non-performing assets as a percentage of total assets increased 11 basis points to 4.44% as compared to 4.33% one year earlier.  Non-performing assets increased $2.3 million from $32.6 million at September 30, 2011 to $34.9 million at September 30, 2012.  Non-performing assets at September 30, 2012 consisted of non-accrual loans of $8.5 million, foreclosed assets of $22.2 million, troubled-debt restructurings of $3.3 million, and loans that were past due greater than 90 days and still accruing interest of $876,000.  Non-performing assets at September 30, 2011 consisted of non-accrual loans of $9.4 million, foreclosed assets of $17.9 million, troubled-debt restructurings of $2.2 million, and loans totaling $3.1 million that were past due greater than 90 days and still accruing interest.  Non-performing assets increased by $3.1 million during the third quarter of 2012, as compared to June 30, 2012.

The Company recorded no provision for loan losses for the third quarter of 2012, as compared to a provision of $164,000 for the same period last year.  Net charge-offs as a percentage of average loans receivable was 0.08% for the third quarter of 2012, compared to 0.05% for the second quarter of 2012 and to 0.09% for the same quarter in the prior year.  Net charge-offs for the quarter ended September 30, 2012 were $443,000, in comparison to $243,000 for the second quarter of 2012 and $450,000 for the same quarter one year ago.

The ratio of allowance for loan losses as a percentage of total loans decreased from 1.96% at September 30, 2011 to 1.58% at September 30, 2012 and decreased from 1.69% at June 30, 2012.  The reduction in the allowance from June 30, 2012 is due to the charge-off of one previously established specific reserve approximating $407,000.  At September 30, 2012, the Company’s total reserves amounted to $8.5 million, of which $2.2 million are specific reserves on impaired loans and $6.3 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.  Total reserves represented 100% of the non-accrual loan balances as of September 30, 2012, as compared to 106% reported in the same period last year.

Gutshall stated, “The uptick in nonperforming assets during the third quarter is primarily attributable to one relationship moving to nonaccrual status and the increase in loans past due 90 days or more.  These loans have been evaluated individually for potential loss exposure and we determined that new specific reserves in the amount of $550.000 were needed for these relationships at September 30, 2012.  While we reserved no provision for loan losses in the third quarter, we may need to make additional provisions in the future if we see additional increases in non-performing assets.”

CONTINUED LOAN GROWTH
At September 30, 2012, the Company’s total assets were $785.3 million, total deposits were $617.5 million, total loans stood at $542.0 million and total shareholders' equity was $66.2 million. Compared with September 30, 2011, the Company’s total assets increased $31.8 million or 4%, while deposits increased by $10.0 million or 2%, total loans increased $30.5 million or 6% and total equity increased $7.3 million or 13%.  As compared to December 31, 2011, total assets increased by $11.8 million or 2%, total deposits decreased by $13.2 million or 2%, total loans increased by $33.4 million or 7% and total equity increased $6.1 million or 10%.  Average loans for the third quarter of 2012 were $538.1 million, up 3% or $16.3 million as compared to the second quarter of 2012 while average securities were $180.8 million, down $13.6 million, or 7%, as compared to the second quarter of 2012.  Average deposits were $637.0 million, down $23.0 million or 3% as compared to the $660.1 million for the second quarter of 2012.

“The reduction in deposits during the third quarter is a seasonal fluctuation primarily attributable to our municipal customers using their excess cash reserves for operations.  Due to increased loan demand and in anticipation of these deposit reductions, we sold $28.6 million of investments during the third quarter, resulting in a gain recorded of $118,000.  We expect these deposits to begin to rebuild during the next three to six months.”

NET INTEREST INCOME IMPROVES
The Company’s net interest income was $6.5 million for the three months ended September 30, 2012, an increase of $301,000 or 5% compared to same period last year.  The Company’s net interest margin was 3.58% for the three months ended September 30, 2012, up 17 basis points compared to the 3.41% reported for the same period last year and up 1 basis point compared to the 3.57% reported for the linked quarter. The increase in net interest margin during the third quarter is the result of funding cost reductions as the Company’s average cost of funds during the third quarter of 2012 was 0.80%, down 33 basis points from the 1.13% reported in the same period last year.  We expect that continued margin expansion will be difficult due to the downward pressure we are seeing on yields in both our loan and investment portfolios.

STRONG NONINTEREST INCOME
Noninterest income decreased $184,000 for the three-month period ended September 30, 2012, or 13%, compared to the same period last year, from $1.4 million to $1.2 million.  However, excluding gains taken on the sale of securities, noninterest income improved $239,000 or 29%, led by the Company’s mortgage division and an increase in service charges on deposit accounts.  Mortgage fee income increased $92,000 or 137% while service charge income increased $77,000 or 21%.  For the nine-month period, results were impacted by increases in the Company’s wealth management and mortgage divisions, which outperformed the prior year’s nine-month totals by $316,000 and $289,000 respectively.

OPERATING COSTS DECREASE
Non-interest expense for the third quarter of 2012 totaled $5.2 million, down $128,000 or 2% as compared to the quarter ended September 30, 2011. The Company’s efficiency ratio for the third quarter of 2012 was 66.83%, as compared to 69.57% for the same period last year.  Specific items to note are as follows:
•	Insurance expense decreased $212,000 or 48%;
•	Professional fees decreased by $125,000 or 30% due to reduced legal expenses;
•	Net foreclosed asset expense decreased by $104,000 or 18% due to reduced impairment losses taken on its foreclosed asset portfolio during the third quarter of 2012 as compared to 2011;
•
Compensation expense increased by $257,000 as a result of equity and merit increases for all employees which went into effect January 1, 2012, increased commissions in our Mortgage and Valley Wealth Management areas and increased incentive and profit sharing accruals based upon the Company’s performance year-to-date;

•	Occupancy and equipment expense increased by $35,000 or 10% due increased rental expenses as a result of expansion of office space in our downtown location; and
•
Data processing expense increased $49,000 or 19% due to increased online banking usage (73% increase in number of online banking users) and the addition of new fraud prevention software for monitoring customer transactions.

EXPANSION
“Our new mortgage office is scheduled to open October 29, 2012 at the Shoppes at West Village in Roanoke County.  Additionally we anticipate beginning construction during the fourth quarter on our ninth branch office which will be located on Challenger Avenue in Roanoke County at the Kroger Center at Bonsack,” Gutshall stated.

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

In Thousands	Three Months Ended 9/30/12	Three Months Ended 9/30/11
Net interest income, non tax-equivalent	$6,464	6,163
Less: tax-exempt interest income	(131)	(134)
Add: tax-equivalent of tax-exempt interest income	197	203
Net interest income, tax-equivalent	$6,530	6,232

Forward Looking Statements
Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
In thousands	(Unaudited) 9/30/12	(Audited) 12/31/11
Assets
Cash and due from banks	$9,262	$8,428
Interest-bearing deposits in banks	12,872	22,296
Total cash and cash equivalents	22,134	30,724

Securities available-for-sale	142,867	160,465
Securities held-to-maturity (fair value: 9/30/12: $28,014 12/31/11: $29,723)	26,475	28,770
Loans, net of allowance for loan losses, 9/30/12: $8,548; 12/31/11: $9,650	533,420	498,936
Foreclosed assets	22,151	17,040
Premises and equipment, net	7,950	7,491
Bank owned life insurance	17,541	16,565
Accrued interest receivable	2,518	2,401
Other assets	10,236	11,112
Total assets	$785,292	$773,504

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$18,004	$17,903
Interest-bearing deposits	599,543	612,805
Total deposits	617,547	630,708

Federal funds purchased and securities sold under agreements to repurchase	22,022	18,646
FHLB borrowings	58,000	43,000
Junior subordinated debentures	16,496	16,496
Accrued interest payable	437	533
Other liabilities	4,614	4,008
Total liabilities	719,116	713,391

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	15,794	15,661
Common stock, no par value; 10,000,000 shares authorized; 4,742,295 shares issued and outstanding at September 30, 2012 and 4,711,123 shares issued and outstanding at December 31, 2011	23,845	23,654
Retained earnings	24,457	20,131
Accumulated other comprehensive income (loss)	2,080	667
Total shareholders’ equity	66,176	60,113
Total liabilities and shareholders’ equity	$785,292	$773,504

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands	Three Months Ended		Nine Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
Interest Income:
Interest and fees on loans	$6,935	$6,913	$20,415	$20,960
Interest on securities–taxable	833	1,128	3,040	3,380
Interest on securities-nontaxable	131	134	396	447
Interest on deposits in banks	4	21	30	66
Total interest income	7,903	8,196	23,881	24,853
Interest Expense:
Interest on deposits	984	1,541	3,342	5,015
Interest on borrowings	343	387	1,019	1,161
Interest on junior subordinated debentures	99	94	299	281
Interest on federal funds purchased and securities sold under agreements to repurchase	13	11	35	32
Total interest expense	1,439	2,033	4,695	6,489
Net interest income	6,464	6,163	19,186	18,364
Provision for loan losses	-	164	(53)	425
Net interest income after provision for loan losses	6,464	5,999	19,239	17,939

Noninterest Income:
Service charges on deposit accounts	437	360	1,163	1,049
Income earned on bank owned life insurance	161	145	477	433
Mortgage fee income	159	67	464	175
Brokerage fee income, net	183	188	655	339
Realized gain on sale of securities	118	541	158	1,017
Other income	131	72	294	175
Total noninterest income	1,189	1,373	3,211	3,188

Noninterest Expense:
Compensation expense	2,716	2,459	7,955	6,987
Occupancy and equipment expense	405	370	1,175	1,170
Data processing expense	305	256	889	786
Advertising and marketing expense	121	100	320	283
Insurance expense	233	445	850	2,024
Professional fees	290	415	750	1,265
State franchise taxes	107	124	321	372
Foreclosed asset expense, net	475	579	917	1,194
Other operating expenses	562	594	1,749	1,733
Total noninterest expense	5,214	5,342	14,926	15,814
Income before income taxes	2,439	2,030	7,524	5,313

Income tax expense	742	460	2,299	1,426
Net income	$1,697	$1,570	$5,225	$3,887
Preferred dividends and accretion of discounts on warrants	245	242	734	726
Net income available to common shareholders	$1,452	$1,328	$4,491	$3,161

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	Three Months Ended		Nine Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11

PER COMMON SHARE
Earnings per share – basic	$0.31	$0.28	$0.95	$0.67
Earnings per share – diluted	$0.30	$0.28	$0.93	$0.67
Book value			$10.19	$8.98

FINANCIAL RATIOS
Return on average assets	0.86%	0.80%	0.89%	0.66%
Return on average shareholders’ equity	10.54%	10.77%	11.21%	9.10%
Net interest margin (FTE)1	3.58%	3.41%	3.55%	3.40%
Efficiency - Consolidated	66.83%	69.57%	65.33%	71.87%
Net charge-off to average loans	0.08%	0.09%	0.20%	0.27%
Total risk based capital – Consolidated			14.7%	14.4%
Total risk based capital – Bank only			14.1%	13.5%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$9,650	$11,003
Provision for loan losses			(53)	425
Charge-offs			(1,075)	(1,482)
Recoveries			26	67
Ending balance			$8,548	$10,013

ASSET QUALITY RATIOS
Nonperforming assets to total assets			4.44%	4.33%
Allowance for loan losses to total loans			1.58%	1.96%
Allowance for loan losses to nonaccrual loans			100.0%	106.4%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
90 days past due			$876	$3,124
Nonaccrual			8,547	9,412
Troubled Debt Restructuring			3,324	2,187
Foreclosed assets			22,151	17,915
Total nonperforming assets			$34,898	$32,638

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets.  The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”